Upton Place
Washington, D.C.
Development Progress as of July 2023

Second Quarter 2023

Earnings Release and Supplemental Schedules

Aimco

CREATING VALUE

Table of Contents

Page
3	Earnings Release
9	2023 Outlook
12	Consolidated Statements of Operations
13	Consolidated Balance Sheets
14	Schedule 1 – EBITDAre and Adjusted EBITDAre
15	Schedule 2 – Aimco Leverage and Maturities
16	Schedule 3 – Aimco Portfolio
17	Schedule 4 – Aimco Capital Additions
18	Schedule 5 – Aimco Development and Redevelopment Project Summaries
20	Schedule 6 – Stabilized Operating Properties
21	Schedule 7 – Acquisitions, Dispositions, and Leased Communities
22	Schedule 8 – Net Asset Value Components
23	Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

2

Aimco Reports Second Quarter Results, Updates Guidance, and

Provides Recent Highlights

Denver, Colorado, August 7, 2023 – Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today second quarter results for 2023, updated guidance, and provided highlights on recent activities.

Wes Powell, Aimco President and Chief Executive Officer, comments: “Rental housing fundamentals remain strong and the Aimco team continued to deliver solid results across our two principal lines of business: the ownership of a diversified portfolio of stabilized apartment communities and value-add investing, primarily in the development and redevelopment of multifamily properties. In addition, we made significant progress in our plans to reduce exposure to alternative assets and further bolstered what was already a solid balance sheet.

“Aimco’s operating apartment communities continue to experience high demand and broadly benefit from their ‘B’ price point and locations within mature submarkets that face limited competitive new supply. During the first half of the year, our stabilized portfolio delivered NOI growth of 11.4% and we have increased our projection for year-over-year NOI growth by 225 basis points at the midpoint.

“Our active development projects remain on time, on budget, and are projected to produce more than $55 million of NOI annually upon stabilization, with more than half of that income expected to be online within the next 12 months. Planning and entitlement investment in Aimco's pipeline assets are adding value as we prepare sites for future development but maintain the optionality to monetize those assets at various points in the process, as needed to maximize our risk adjusted returns.

"Furthering our efforts to simplify the Aimco business and prudently allocate capital, we reduced our allocation to alternative investments during the quarter by closing on a partial sale of our Parkmerced mezzanine loan. Together with the unwinding our related interest rate swaption, we monetized $92 million and have a path to realize an additional $156 million under the terms of our agreement with the loan’s purchaser.

“Also during the quarter, we proactively retired $60 million of higher-cost floating rate debt. Our balance sheet benefits from ample liquidity and attractive in place financing with minimal near-term maturities.

“The Aimco board and management team remain committed to maximizing and unlocking value for Aimco shareholders. Year to date, through July 31, we acquired more than 3.1 million shares of Aimco common stock at an average price of $7.54 per share and have authorization to purchase an additional nine million shares.

“I am thankful to work with a committed team whose relentless focus and hard work continues to result in solid performance for Aimco.”

Financial Results and Recent Highlights

•
Net loss attributable to common stockholders per share, on a fully dilutive basis, was $(0.02) for the quarter ended June 30, 2023, compared to net income per share of $1.57 for the same period in 2022, due primarily to the second quarter 2022 recognition of income resulting from the agreement to

Second Quarter 2023 Earnings Release and Supplemental Schedules | 3

terminate the leased property agreements with AIR Communities and gains in the same period related to the sale of an apartment community.
•
Second Quarter 2023 revenue, expenses, and NOI from Aimco’s Stabilized Operating Properties were up 9.5%, 8.8%, and 9.8%, respectively, year-over-year, with average monthly revenue per apartment home of $2,291, up $230 year-over-year and an average rent to income of 19.2% for new Aimco residents, down 100 basis points year-over-year.
•
Aimco updated full year 2023 guidance for revenue, expense, and NOI from Aimco's Stabilized Operating Properties, raising the revenue outlook after completing more than 80% of our lease transactions for the year at favorable rates, and raising the expense outlook primarily due to higher real estate taxes following a substantial increase in the assessed value of Yacht Club at Brickell, located in Miami, Florida, as well as higher than anticipated insurance cost increases following our policy renewal earlier this year. The net impact is an increase in our 2023 NOI growth of 225 bps at the midpoint as compared to prior guidance.

	Full Year 2023 Year-Over-Year Growth Rates
Stabilized Operating Properties	Revised Guidance Range			Prior Guidance Range
	Low		High	Low		High
Revenue, before utility reimbursements	7.75%	-	8.75%	5.00%	-	7.00%
Expenses, net of utility reimbursements	8.00%	-	9.00%	5.25%	-	7.25%
Net operating income (NOI)	7.50%	-	9.00%	5.00%	-	7.00%

•
In June, Aimco closed on the partial sale of the Parkmerced mezzanine loan, making significant progress on its planned reduction of capital allocated to alternative investments. In total, Aimco has monetized $91.5 million of its Parkmerced investments and, subject to closing the remaining investment, may realize additional proceeds of approximately $156 million.
•
In June, Aimco repaid a $60 million floating interest rate land loan at par, reducing the weighted average cost of debt for Aimco's developments and land holdings, at the time of payoff, by approximately 90 basis points.
•
Aimco acquired 1.0 million shares of its common stock during the second quarter 2023 at an average cost of $7.97 per share. Year to date, as of July 31, 2023, Aimco acquired more than 3.1 million shares at an average price of $7.54 per share.
•
As of July 31, 2023, total shareholder return ("TSR") since the December 15, 2020 spin-off of AIR Communities was 52.6% and year-to-date was 17.0%.

Value Add, Opportunistic & Alternative Investments

Development and Redevelopment

Aimco generally seeks development and redevelopment opportunities where barriers to entry are high, target customers can be clearly defined, and Aimco has a comparative advantage over others in the market. Aimco’s value add and opportunistic investments may also target portfolio acquisitions, operational turnarounds, and re-entitlements.

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As of June 30, 2023, Aimco had five active development and redevelopment projects located in four U.S. markets, in varying phases of construction and lease-up. These projects remain on track, as measured by construction budget and lease-up metrics. Additionally, Aimco has a pipeline of future value-add opportunities totaling approximately 14 million gross square feet of development in Aimco's target markets of Southeast Florida, the Washington D.C. Metro, and Colorado's Front Range. During the second quarter, Aimco invested $81.1 million in development and redevelopment activities. Updates include:

•
In Miami, Florida, construction and repositioning of The Hamilton is now complete. Demand for rental housing in Southeast Florida remains robust, especially for unique waterfront properties, such as The Hamilton. As of July 31, 2023, 96% of the building's 276 units were leased or pre-leased at rates more than 20% ahead of underwritten rents. Aimco now expects occupancy to stabilize in the third quarter 2023, ahead of prior expectations.
•
In Bethesda, Maryland, construction is progressing on plan at the first phase of Strathmore Square, which will contain 220 highly tailored apartment homes with initial delivery on track for the second half of 2024. This suburban infill project is located adjacent to the Grosvenor-Strathmore Metro station and the Strathmore Performing Arts Campus, and is 1.5 miles from The National Institutes of Health main campus. Funding for the $164.0 million project is fully secured with Aimco having already funded 100% of its equity commitment.
•
In upper northwest Washington D.C., construction at Upton Place continues on schedule and on budget. Aimco began pre-leasing efforts for Upton’s 689 apartment homes in July 2023 in anticipation of initial delivery in the fourth quarter of 2023. To date, 80% of the project's 105K square feet of retail space has been leased and Aimco has received letters of intent from, or is in lease negotiations with, retailers on another 18%.
•
In Corte Madera, California, construction is ongoing at Oak Shore where 16 luxury single family rental homes and eight accessory dwelling units are being developed. Aimco expects to deliver the first homes in the third quarter 2023 with pre-leasing efforts underway.
•
In Aurora, Colorado, The Benson Hotel and Faculty Club, a 106-key boutique hotel and event center with 18K square feet of event space, is complete and open to guests. As the only ‘on campus’ accommodations, The Benson is garnering strong interest from the many departments and offices located on the surrounding Anschutz Medical Campus, which includes The University of Colorado Medical School, UC Health Hospital, Children’s Hospital Colorado, The Rocky Mountain VA Medical Center and the burgeoning Fitzsimons Innovation Community.
•
In the second quarter 2023, Aimco invested $5.6 million into future development pipeline projects located in Southeast Florida, the Washington D.C. Metro, and Colorado’s Front Range. Programming, design, documentation and entitlement efforts continue. As part of Aimco's capital allocation strategy, it may choose to monetize certain pipeline assets prior to vertical construction in an effort to maximize value add and risk adjusted returns.

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Alternative Investments

Aimco’s current alternative investments are primarily those investments originated prior to the separation from AIR Communities and include a mezzanine loan secured by a stabilized multifamily property with an option to participate in future multifamily development, as well as three passive equity investments. Over time, we plan to significantly reduce capital allocated to these investments. Updates include:

•
In June, Aimco made significant progress on its plan to reduce capital allocated to alternative investments through the partial sale of the Parkmerced mezzanine loan. Aimco closed a 20% non-controlling position for $33.5 million with the purchaser having the option to acquire the remaining 80% for an additional $134 million plus interest accruing at no less than 19% annually through May 2024. At the time of closing, the purchaser pre-paid $4 million of interest to Aimco and is expected to pay another $7 million prior to year end.

Investment Activity

Aimco is focused on growing the business, and delivering strong investment returns, through development and redevelopment activities, funded primarily through third-party capital.

In the second quarter, no new investments were made.

Operating Property Results

Aimco owns a diversified portfolio of operating apartment communities located in eight major U.S. markets with average rents in line with local market averages.

Aimco’s Stabilized Operating Properties produced solid results for the quarter ended June 30, 2023.

	Second Quarter					Year-to-Date
Stabilized Operating Properties	Year-over-Year			Sequential		Year-over-Year
($ in millions)	2023	2022	Variance	1Q 2023	Variance	2023	2022	Variance
Average Daily Occupancy	96.2%	97.6%	(1.4)%	98.0%	(1.8)%	97.1%	98.1%	(1.0)%
Revenue, before utility reimbursements	$37.0	$33.8	9.5%	$36.7	0.9%	$73.7	$66.7	10.4%
Expenses, net of utility reimbursements	11.5	10.6	8.8%	11.2	2.8%	22.7	21.0	8.2%
Net operating income (NOI)	25.5	23.2	9.8%	25.5	0.1%	51.0	45.8	11.4%

•
Revenue in the second quarter 2023 was $37.0 million, up 9.5% year-over-year, resulting from a $230 increase in average monthly revenue per apartment home to $2,291, partially offset by a 140-basis point decrease in Average Daily Occupancy to 96.2%.
•
New lease rents increased 8.2% and Aimco retained 60.8% of residents whose leases were expiring during the quarter at rents 12.5% higher, on average, than the previous lease.
•
The median annual household income of new residents was $140,000 in the second quarter 2023, up more than 20% from the same period in 2022, representing a rent to income ratio of 19.2%.
•
Expenses in the second quarter 2023 were up 8.8% year over year due primarily to higher real estate taxes and insurance.
•
Net operating income in the second quarter 2023 was $25.5 million, up 9.8% year-over-year.

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Other Real Estate Operations

Aimco also owns 1001 Brickell Bay Drive, a waterfront office building in Miami, Florida, owned as part of a larger assemblage with substantial development potential. Leases within the building have been executed on terms of less than four years or contain redevelopment provisions as needed to maximize the value of the underlying development rights.

Demand for vacant space at our office building in Miami has remained active with tours and inquiries continuing at a steady pace. Following first quarter lease expirations, as of June 30, 2023, the building was 77% occupied, and by the end of July, the building was 79% leased.

Balance Sheet and Financing Activity

Aimco is highly focused on maintaining a strong balance sheet, including having at all times ample liquidity. As of June 30, 2023, Aimco had access to $339.2 million, including $163.3 million of cash on hand, $25.9 million of restricted cash, and the capacity to borrow up to $150.0 million on its revolving credit facility.

Aimco’s net leverage as of June 30, 2023, was as follows:

	as of June 30, 2023
Proportionate, $ in thousands	Amount	Weighted Avg. Maturity (Yrs.) [1]
Total non-recourse fixed rate debt	$778,442	7.7
Total non-recourse floating rate debt	101,595	1.9
Total non-recourse construction loan debt	188,909	2.4
Cash and restricted cash	(189,249)
Net Leverage	$879,697

[1] Weighted average maturities presented exclude contractual extension rights.

As of June 30, 2023, 100% of Aimco's total debt was either fixed rate or hedged with interest rate cap protection and, including contractual extensions, Aimco has only $20.3 million of debt maturing over the next 33 months.

Debt Refinancing

•
In June, Aimco paid off a $60 million floating interest rate land loan at par. The contractual floating interest rate at the time of payoff was 11.875% with an effective rate after consideration of an in-place rate cap of 11.1%. The associated rate cap was also monetized, producing proceeds of $0.6 million. At the time of payoff, the weighted average cost of debt for Aimco's developments and land holdings was reduced by approximately 90 basis points.

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Public Market Equity

Common Stock Repurchases

•
In the second quarter, Aimco repurchased 1.0 million shares of its common stock at a weighted average price of $7.97 per share. In 2023, through July 31, Aimco repurchased more than 3.1 million shares of its common stock at a weighted average price of approximately $7.54 per share.

Commitment to Enhance Stockholder Value

•
The Aimco Board of Directors, in coordination with management, continues its review of a broad range of options to further enhance and unlock value for Aimco stockholders. During the ongoing review, Aimco has engaged with, and will continue to solicit input from, several leading advisory firms, including Morgan Stanley & Co. serving as the Company’s financial advisor.

Aimco is well positioned for long term growth as a result of its high-quality development pipeline and investment platform, diversified portfolio of core and opportunistic multifamily assets, and long-duration, low-cost, balance sheet.

As such, the timing of any actions that may result from the Board’s review will take into consideration a host of factors, including the health and stability of both the financial and capital markets as well as the continued advancement of Aimco’s previously defined strategic plan.

There can be no assurance that the ongoing review will result in any particular transaction or transactions or other strategic changes or outcomes and the timing of any such event is similarly uncertain. The Company does not intend to disclose or comment on developments related to the foregoing unless or until it determines that further disclosure is appropriate or required.

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2023 Outlook

		2023 Outlook
$ in millions (except per share amounts), Square Feet in millions	Second Quarter 2023 YTD	2023 Full Year Forecast	Prior Full Year Forecast
Net income (loss) per share – diluted	$(0.09)	$(0.28) - $(0.18)	$(0.33) - $(0.23)

Active Developments and Redevelopments
Total Direct Costs of Projects Underway [1]	$815	$773	$815
Direct Project Costs	$105.2	$175 - $185	$165 - $185
Other Capitalized Costs	$17.1	$36 - $38	$30 - $31
Construction Loan Draws	$75.7	$170 - $175	$150 - $170
JV Partner Equity Funding	$0.2	$0.4	$0
AIV Equity Funding	$46.5	~$50	~$45

Pipeline Projects
Pipeline Size Gross Square Feet [2]	14.1	14.1	14.0
Pipeline Size Multifamily Units [2]	6,544	6,544	6,544
Pipeline Size Commercial Sq Ft [2]	1.7	1.7	1.7
Planning Costs	$11.3	$20 - $25	$20 - $25

Real Estate Transactions
Acquisitions	None	None	None
Dispositions [3]	$91.5	$98.5	$220

Operating Properties
Revenue Growth, before utility reimbursements [4]	10.4%	7.75% - 8.75%	5.0% - 7.0%
Operating Expense Growth, net of utility reimbursements [4]	8.2%	8.0% - 9.0%	5.25% - 7.25%
Net Operating Income Growth [4]	11.4%	7.5% - 9.0%	5.0% - 7.0%
Recurring Capital Expenditures	$3.7	$11 - $13	$11 - $13

General and Administrative	$16.3	$33 - $34	$33 - $35

Leverage
Interest Expense, net of capitalization [5]	$14.2	$33 - $35	$38 - $41

[1] Includes land or leasehold value, calculated as the quarterly average and is reduced from prior guidance due to the accelerated stabilization of The Hamilton in 3Q 2023 and its corresponding removal from projects underway in 4Q 2023.

[2] Includes pipeline projects as presented on Supplemental Schedule 5b, calculated as the quarterly average.

[3] Dispositions include the gross proceeds from the partial sale of the Parkmerced mezzanine investment and the monetization of the related swaption. Full year guidance includes the additional $7 million payment expected by the end of the year. Aimco may receive additional proceeds if the buyer chooses to exercise its option to purchase the remaining Aimco interest in 2023.

[4] Aimco updated full year 2023 guidance for revenue, expense, and NOI from Aimco's Stabilized Operating Properties, raising the revenue outlook after completing more than 80% of our lease transactions for the year at favorable rates, and raising the expense outlook primarily due to higher real estate taxes following a substantial increase in the assessed value of Yacht Club at Brickell, located in Miami, Florida as well as higher than anticipated insurance cost increases following our policy renewal earlier this year. The net impact is an increase in our 2023 NOI growth of 225 bps at the midpoint as compared to prior guidance.

[5] Includes contractual interest expense, exclusive of the amortization of deferred financing costs, and reduced by interest rate option payments which are included in the Realized and unrealized gains (losses) on interest rate options line on Aimco's income statement.

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Supplemental Information

The full text of this Earnings Release and the Supplemental Information referenced in this release are available on Aimco’s website at investors.aimco.com.

Glossary & Reconciliations of Non-GAAP Financial and Operating Measures

Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by Aimco management that are measures not defined under accounting principles generally accepted in the United States, or GAAP. Certain Aimco terms and Non-GAAP measures are defined in the Glossary in the Supplemental Information and Non-GAAP measures reconciled to the most comparable GAAP measures.

About Aimco

Aimco is a diversified real estate company primarily focused on value add and opportunistic investments, targeting the U.S. multifamily sector. Aimco’s mission is to make real estate investments where outcomes are enhanced through our human capital so that substantial value is created for investors, teammates, and the communities in which we operate. Aimco is traded on the New York Stock Exchange as AIV. For more information about Aimco, please visit our website www.aimco.com.

Team and Culture

Aimco has a national presence with corporate headquarters in Denver, Colorado and Washington, D.C. Our investment platform is managed by experienced professionals based in three regions, where it will focus its new investment activity: Southeast Florida, the Washington D.C. Metro Area and Colorado's Front Range. By regionalizing this platform, Aimco is able to leverage the in-depth local market knowledge of each regional leader, creating a comparative advantage when sourcing, evaluating, and executing investment opportunities and is essential to the execution of our mission and realization of our vision.

Above all else, Aimco is committed to a culture of integrity, respect, and collaboration.

Contact

Matt Foster, Sr. Director, Capital Markets and Investor Relations

Investor Relations 303-793-4661, investor@aimco.com

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Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief, or expectations, including, but not limited to, the statements in this document regarding our future plans and goals, including our pipeline investments and projects, our plans to eliminate certain near term debt maturities, our estimated value creation and potential, our timing, scheduling and budgeting, projections regarding lease growth, our plans to form joint ventures, our plans for new acquisitions or dispositions, our strategic partnerships and value added therefrom, and changes to our corporate governance. We caution investors not to place undue reliance on any such forward-looking statements.

Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of Aimco that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statement. Important factors, among others, that may affect actual results or outcomes include, but are not limited to: (i) the risk that the 2023 plans and goals may not be completed, as expected, in a timely manner or at all, (ii) the inability to recognize the anticipated benefits of the pipeline investments and projects, and (iii) changes in general economic conditions, including increases in interest rates and other force-majeure events. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained.

Readers should carefully review Aimco’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco’s Annual Report on Form 10-K for the year ended December 31, 2022, and subsequent Quarterly Reports on Form 10-Q and other documents Aimco files from time to time with the SEC. These filings identify and address important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

These forward-looking statements reflect management’s judgment and expectations as of this date, and Aimco assumes no (and disclaims any) obligation to revise or update them to reflect future events or circumstances.

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Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
REVENUES:
Rental and other property revenues	$45,674	$50,697	$89,942	$100,691

OPERATING EXPENSES:
Property operating expenses	18,783	19,708	36,287	38,929
Depreciation and amortization	17,031	34,863	33,302	57,981
General and administrative expenses [1]	7,890	8,961	16,293	18,433
Total operating expenses	43,704	63,532	85,882	115,343

Interest income [2]	2,478	565	4,536	1,121
Interest expense [3]	(9,656)	(41,546)	(19,381)	(56,147)
Mezzanine investment income (loss), net	(128)	8,330	(257)	16,567
Realized and unrealized gains (losses) on interest rate options	3,383	20,017	2,326	38,795
Realized and unrealized gains (losses) on equity investments	1,094	26,630	1,231	22,297
Gains on dispositions of real estate	1,878	94,598	1,878	94,465
Lease modification income	-	205,387	-	205,387
Income from unconsolidated real estate partnerships	121	44	295	300
Other income (expense), net	(1,413)	(2,022)	(4,910)	(2,909)
Income (loss) before income tax benefit	(273)	299,168	(10,222)	305,224
Income tax benefit (expense)	417	(45,957)	4,613	(41,901)
Net income (loss)	144	253,211	(5,609)	263,323
Net (income) loss attributable to redeemable noncontrolling interests in consolidated real estate partnerships	(3,576)	(1,069)	(6,849)	(2,539)
Net (income) loss attributable to noncontrolling interests in consolidated real estate partnerships	(348)	(346)	(613)	(344)
Net (income) loss attributable to common noncontrolling interests in Aimco Operating Partnership	178	(12,659)	652	(13,094)
Net income (loss) attributable to Aimco	$(3,602)	$239,137	$(12,419)	$247,346

Net income (loss) attributable to common stockholders per share – basic	$(0.02)	$1.58	$(0.09)	$1.63
Net income (loss) attributable to common stockholders per share – diluted	$(0.02)	$1.57	$(0.09)	$1.62

Weighted-average common shares outstanding – basic	144,195	149,600	145,007	149,694
Weighted-average common shares outstanding – diluted	144,195	150,423	145,007	150,660

[1] General and administrative expenses decreased in the three and six months ended June 30, 2023 from the same periods ending June 30, 2022, due primarily to a decrease in expenses for consulting services paid to AIR Communities; this service agreement concluded on December 31, 2022.

[2] Interest income increased in the three and six months ended June 30, 2023 from the same periods ending June 30, 2022, due primarily to increased interest earned on greater amounts of invested cash at higher rates in the current year versus the prior year.

[3] Interest expense decreased in the three and six months ended June 30, 2023 from the same periods ending June 30, 2022, due primarily to the prepayment of debt during 2022.

See Item 2 of Aimco's Second Quarter 2023 SEC Form 10-Q, filed August 7, 2023, for additional discussion and analysis of Aimco's operations.

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Consolidated Balance Sheets

(in thousands) (unaudited)

	June 30,	December 31,
	2023	2022
Assets
Buildings and improvements	$1,467,732	$1,322,381
Land	638,660	641,102
Total real estate	2,106,392	1,963,483
Accumulated depreciation	(548,316)	(530,722)
Net real estate	1,558,076	1,432,761
Cash and cash equivalents	164,990	206,460
Restricted cash	27,375	23,306
Mezzanine investments	158,301	158,558
Interest rate options	8,998	62,387
Unconsolidated real estate partnerships	20,808	15,789
Notes receivable	39,533	39,014
Right-of-use lease assets - finance leases	109,631	110,269
Other assets, net	128,640	132,679
Total assets	$2,216,352	$2,181,223

Liabilities and Equity
Non-recourse property debt, net	$869,974	$929,501
Construction loans, net	195,688	118,698
Total indebtedness	1,065,662	1,048,199
Deferred tax liabilities	113,969	119,615
Lease liabilities - finance leases	116,593	114,625
Mezzanine investment - participation sold	33,977	—
Accrued liabilities and other	118,744	106,600
Total liabilities	1,448,945	1,389,039

Redeemable noncontrolling interests in consolidated real estate partnerships	168,648	166,826

Equity:
Common Stock	1,438	1,466
Additional paid-in capital	483,258	496,482
Retained earnings	37,486	49,904
Total Aimco equity	522,182	547,852
Noncontrolling interests in consolidated real estate partnerships	48,472	48,294
Common noncontrolling interests in Aimco Operating Partnership	28,105	29,212
Total equity	598,759	625,358
Total liabilities and equity	$2,216,352	$2,181,223

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Supplemental Schedule 1

EBITDAre and Adjusted EBITDAre

(in thousands) (unaudited)

	Three Months Ended June 30, 2023	Twelve Months Ended June 30, 2023
Net Income (loss)	$144	$(176,775)
Adjustments:
Interest expense	9,656	37,077
Income tax (benefit) expense	(417)	(29,250)
Gains on dispositions of real estate	(1,878)	(83,277)
Lease modification income	-	(1,577)
Depreciation and amortization	17,031	134,288
Adjustment related to EBITDAre of unconsolidated partnerships	342	1,054
EBITDAre	$24,878	$(118,461)
Net (Income) loss attributable to redeemable noncontrolling Interests consolidated real estate partnerships	(3,576)	(13,140)
Net (Income) loss attributable to noncontrolling interests consolidated real estate partnerships	(348)	(3,939)
EBITDAre adjustments attributable to noncontrolling interests	4	(271)
Mezzanine investment (income) loss, net	128	196,062
Realized and unrealized (gains) losses on interest rate options	(3,383)	(11,735)
Adjusted EBITDAre	$17,703	$48,517

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Supplemental Schedule 2

Aimco Leverage and Maturities

(dollars in thousands) (unaudited)

		Aimco Share of		Total	Weighted Average	Weighted Average Interest Rate
Debt	Consolidated	Unconsolidated Partnerships	Noncontrolling Interests	Aimco Share	Maturity (Years)	Stated	Capped
Fixed rate loans payable	$773,794	$4,803	$(155)	$778,442	7.7	4.25%	4.25%
Floating rate loans payable	104,183	8,625	(11,213)	101,595	1.9	10.08%	8.41%
Construction loan debt [1]	201,632	—	(12,724)	188,909	2.4	9.26%	7.60%
Total non-recourse debt [2]	$1,079,609	$13,428	$(24,091)	$1,068,946	6.2	5.75%	5.28%

Revolving Credit Facility	—	—	—	—
Cash and restricted cash	(192,366)	—	3,117	(189,249)
Net Leverage	$887,243	$13,428	$(20,974)	$879,697

Aimco Share Non-Recourse Debt

					Average Rate on Maturing Debt
	Amortization	Maturities [3]	Total	Maturities as a Percent of Total	Stated	Capped
2023 Q3	$962	$8,625	$9,587	0.81%	12.63%	10.65%
2023 Q4	977	—	977	—	—	—
Total 2023	1,939	8,625	10,564	0.81%	12.63%	10.65%

2024 Q1	987	11,670	12,658	1.09%	11.61%	9.85%
2024 Q2	991	—	991	—	—	—
2024 Q3	1,000	94,212	95,212	8.81%	8.37%	6.20%
2024 Q4	1,015	—	1,015	—	—	—
Total 2024	3,993	105,882	109,876	9.91%	8.73%	6.60%

2025	4,144	170,839	174,983	15.98%	10.04%	8.58%
2026	2,822	75,519	78,341	7.06%	3.10%	3.10%
2027	2,122	—	2,122	—	—	—
2028	2,201	—	2,201	—	—	—
2029	2,284	179,646	181,930	16.81%	4.66%	4.66%
2030	2,370	—	2,370	—	—	—
2031	1,702	104,508	106,210	9.78%	3.20%	3.20%
2032	118	221,639	221,757	20.73%	4.62%	4.62%
Thereafter	—	178,593	178,593	16.71%	4.56%	4.56%
Total Aimco Share	$23,696	$1,045,251	$1,068,947

[1] Aimco’s construction loan debt consists primarily of non-recourse, floating rate loans.

[2] Consolidated total non-recourse debt excludes $13.9 million of deferred financing costs.

[3] Debt maturities are presented with the earliest maturity date and do not include contractual extension options. Including extensions, the weighted average maturity is 6.7 years and Aimco has only $20.3 million of loans, at Aimco share, maturing over the next 33 months.

Common Stock, Partnership Units, and Equivalents

(in thousands) (unaudited)

June 30, 2023
Class A Common Stock Outstanding	143,734
Participating unvested restricted stock	2,491
Dilutive options, share equivalents, and non-participating unvested restricted stock	2,232
Total shares and dilutive share equivalents	148,457
Common Partnership Units and equivalents outstanding	8,787
Total shares, units and dilutive share equivalents	157,244

Second Quarter 2023 Earnings Release and Supplemental Schedules | 15

Supplemental Schedule 3

Aimco Portfolio

(square feet in thousands) (land in acres) (unaudited)

	Number of Properties	Number of Apartment Homes [3]	Office and Retail Sq Ft	Hotel Keys	Development Land [4]
Consolidated
Stabilized Operating Properties	21	5,600	27.1	-	-
Other Real Estate [1]	2	40	295.0	-	-
Development and Redevelopment - Owned	4	965	103.6	106	-
Development and Redevelopment - Land [2]	7	26	-	-	23.0
Development and Redevelopment - Leased	1	24	-	-	-
Total Consolidated	35	6,655	425.7	106	23.0
Unconsolidated	6	142	-	-	2.9
Total Portfolio	41	6,797	425.7	106	25.9

Total Consolidated (Aimco Share)		6,557	415.3	106	21.3
Total Unconsolidated (Aimco Share)		73	-	-	0.6
Total Portfolio (Aimco Share)		6,630	415.3	106	21.9

[1] Other Real Estate includes:

•
1001 Brickell Bay Drive, Aimco’s office building adjacent to Yacht Club Apartments in the Brickell neighborhood of Miami, Florida, and
•
St. George Villas, a 40-unit apartment community that Aimco's ownership includes a partnership share.

[2] Development and Redevelopment – Land includes:

•
Flying Horse, developable land in Colorado Springs, Colorado;
•
Two land parcels in Miami, Florida for potential future developments adjacent to The Hamilton which include 26 homes;
•
Two land parcels along Broward Boulevard and the land in Flagler Village in Fort Lauderdale, Florida for potential future developments; and
•
One land parcel for multifamily development on the Anschutz Medical Campus in Aurora, Colorado.

[3] Number of apartment homes includes all current apartments and those authorized for development.

[4] Development land includes the number of acres of land held by Aimco for future development, land with projects in active development is not included in this presentation.

Second Quarter 2023 Earnings Release and Supplemental Schedules | 16

Supplemental Schedule 4

Aimco Capital Additions

(consolidated amounts in thousands) (unaudited)

	Three Months Ended	Six Months Ended
	June 30, 2023	June 30, 2023

Capital Replacements and Casualty	$3,726	$5,984
Property Upgrades	726	872
Tenant Improvements [1]	(119)	677
Development and Redevelopment	81,148	145,942
Total Capital Additions [2]	$85,480	$153,475

[1] Tenant Improvements in the second quarter 2023 include tenant reimbursements for previously completed improvements paid to Aimco.

[2] Second quarter 2023 total capital additions include $63 million of Direct Capital Investment, $58 million on active projects and $5 million on projects in planning, and certain other costs capitalized in accordance with GAAP. In addition to the amounts presented above, Aimco invested approximately $1 million in unconsolidated projects in planning.

Second Quarter 2023 Earnings Release and Supplemental Schedules | 17

Supplemental Schedule 5(a)

Aimco Active Development and Redevelopment Project Summaries

(dollars in millions) (unaudited)

						Estimated / Actual
	Location	Units	Units Leased or Pre-Leased	Commercial Sq Ft	Commercial Pre-Leased	Initial Occupancy [5]	Stabilized Occupancy [5]	NOI Stabilization [5]
The Benson Hotel and Faculty Club [1]	Aurora, CO	106	40%	—	—	2Q 2023	2Q 2025	4Q 2026
Upton Place [2]	Washington, D.C.	689	—	105,053	80%	4Q 2023	4Q 2025	4Q 2026
The Hamilton	Miami, FL	276	95%	—	—	4Q 2022	3Q 2023	3Q 2024
Strathmore Square [3]	Bethesda, MD	220	—	9,000	—	3Q 2024	4Q2025	4Q 2026
Oak Shore	Corte Madera, CA	24	—	—	—	3Q 2023	2Q 2024	2Q 2025

Total		1,315		114,053

			Direct Capital Investment
	Location	Land Cost/ Leasehold Value	Planned	To-Date	Remaining
The Benson Hotel and Faculty Club [1]	Aurora, CO	$6.2	$62.8	$61.5	$1.3
Upton Place [2]	Washington, D.C.	92.8	245.0	191.2	53.8
The Hamilton	Miami, FL	67.1	97.6	96.6	1.0
Strathmore Square [3]	Bethesda, MD	24.9	164.0	67.6	96.4
Oak Shore	Corte Madera, CA	6.1	47.1	27.5	19.6

Total		$197.0	$616.5	$444.4	$172.1

Estimated Size of Portfolio in Active Development and Redevelopment [4]			$813.5
Estimated Stabilized NOI			$55.3

[1] Initial occupancy at The Benson Hotel and Faculty Club occurred in April 2023. Units leased represents the room nights booked as a percent of potential room nights for the month of June 2023.

[2] At Aimco's 90% share, Direct Capital Investment for Upton Place is $221 million. The ground lease for Upton Place is presented at its initial GAAP value recorded at the formation of the joint venture. In addition to the 80% of commercial square footage that is preleased, Aimco has letters of intent from, or is in lease negotiations with, retailers on another 18%.

[3] Planned Direct Capital Investment for Strathmore Square at Aimco's 95% share is approximately $156 million with an expected total of $31.5 million of Aimco equity now fully funded.

[4] Estimated size of portfolio in active development and redevelopment represents the property valuation for leasehold and the planned Direct Capital Investment.

[5] Occupancy timing and stabilization are estimates subject to change.

Second Quarter 2023 Earnings Release and Supplemental Schedules | 18

Supplemental Schedule 5(b)

Aimco Development and Redevelopment Pipeline Projects

(unaudited)

Aimco controls a robust pipeline with opportunity for significant value creation. The total development cost at full completion could exceed $5 billion. Aimco expects to fund pipeline development projects with 50% to 60% loan-to-cost construction loans, Aimco equity of 10% to 15% of the total development cost, with the remaining costs funded with Co-GP and/or LP equity. In the aggregate, Aimco's equity currently embedded in these pipeline assets exceeds the Aimco equity required to fund construction of the pipeline in full. In addition, following the land loan repayment in June, annual pipeline carry costs (exclusive of incremental investment) are fully covered by the cash flow from operating properties on the Brickell Assemblage.

			Estimated / Currently Planned [1]
Property Location	Project Name/ Description	Acreage [2]	Gross Sq Ft	Multifamily Units	Leasable Commercial Sq Ft	Earliest Vertical Construction Start
Southeast Florida
556-640 NE 34th Street (Miami)	Hamilton House	1.10	830,000	241	5,000	1Q 2024
3333 Biscayne Boulevard (Miami)	3333 Biscayne [3]	2.80	1,760,000	650	176,000	1Q 2024
510-532 NE 34th Street (Miami)	One Edgewater	0.50	533,000	204	—	3Q 2024
200 Broward Boulevard (Fort Lauderdale)	200 Broward [3]	1.08	725,000	380	20,000	3Q 2024
300 Broward Boulevard (Fort Lauderdale)	300 Broward [3]	2.31	1,700,000	935	40,000	4Q 2024
901 N Federal Highway (Fort Lauderdale)	Flagler Village Phase I	4.60	1,315,000	455	200,000	4Q 2024
902 N Federal Highway (Fort Lauderdale)	Flagler Village Phase II	1.10	315,000	300	—	4Q 2026
1001-1111 Brickell Bay Drive (Miami)	Brickell Assemblage	4.25	3,200,000	1,500	500,000	2Q 2027
NE 9th Street & NE 5th Avenue (Fort Lauderdale)	Flagler Village Phase III	1.70	400,000	300	—	4Q 2027
NE 9th Street & NE 5th Avenue (Fort Lauderdale)	Flagler Village Phase IV	1.40	400,000	300	—	4Q 2028
Washington D.C. Metro Area
5300 Block of Tuckerman Lane (Bethesda)	Strathmore Square Phase II [3]	1.35	525,000	399	11,000	2Q 2024
Colorado's Front Range
1765 Silversmith Road (Colorado Springs)	Flying Horse	7.45	300,000	95	—	1Q 2024
E 23rd Avenue & N Scranton Street (Aurora)	Fitzsimons 4 [3]	1.77	415,000	285	—	2Q 2024
E 23rd Avenue & N Scranton Street (Aurora)	Bioscience 4	1.53	232,000	—	225,000	2Q 2024
E 22nd Avenue & N Scranton Street (Aurora)	Fitzsimons 2	2.29	390,000	275	—	1Q 2025
E 23rd Avenue & N Scranton Street (Aurora)	Bioscience 5	1.22	230,000	—	190,000	2Q 2026
E 23rd Avenue & Uvalda (Aurora)	Fitzsimons 3	1.11	400,000	225	—	1Q 2027
E 23rd Avenue & N Scranton Street (Aurora)	Bioscience 6	2.04	385,000	—	315,000	2Q 2028
Total Future Pipeline		39.60	14,055,000	6,544	1,682,000

[1] Project metrics are estimated and could deviate substantially from what is currently planned.

[2] Acreage for the Bioscience project is presented proportionate based on the buildable gross square feet.

[3] Owned in a joint venture structure.

Second Quarter 2023 Earnings Release and Supplemental Schedules | 19

Supplemental Schedule 6

Stabilized Operating Results

(amounts in thousands, except community, home and per home data) (unaudited)

2Q 2023 v. 2Q 2022			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	2Q 2023	2Q 2022	Growth	2Q 2023	2Q 2022	Growth	2Q 2023	2Q 2022	Growth	2Q 2023	2Q 2023	2Q 2022	2Q 2023	2Q 2022
Boston	5	2,719	$15,893	$14,599	8.9%	$4,267	$4,270	(0.1%)	$11,626	$10,329	12.6%	73.2%	95.5%	97.4%	$2,041	$1,838
Chicago	7	1,495	9,931	9,225	7.7%	3,243	3,118	4.0%	6,688	6,107	9.5%	67.3%	97.5%	97.6%	2,271	2,106
New York City	3	150	2,019	1,758	14.8%	877	839	4.5%	1,142	919	24.3%	56.6%	98.2%	98.5%	4,567	3,965
SE Florida [1]	2	729	6,068	5,254	15.5%	2,069	1,468	40.9%	3,999	3,786	5.6%	65.9%	96.3%	98.5%	2,881	2,440
Other Markets [2]	4	507	3,100	2,973	4.3%	1,040	868	19.8%	2,060	2,105	(2.1%)	66.5%	95.2%	97.5%	2,141	2,004
Total	21	5,600	$37,011	$33,809	9.5%	$11,496	$10,563	8.8%	$25,515	$23,246	9.8%	68.9%	96.2%	97.6%	$2,291	$2,061

2Q 2023 v. 1Q 2023			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	2Q 2023	1Q 2023	Growth	2Q 2023	1Q 2023	Growth	2Q 2023	1Q 2023	Growth	2Q 2023	2Q 2023	1Q 2023	2Q 2023	1Q 2023
Boston	5	2,719	$15,893	$15,907	(0.1%)	$4,267	$4,540	(6.0%)	$11,626	$11,367	2.3%	73.2%	95.5%	97.9%	$2,041	$1,991
Chicago	7	1,495	9,931	9,687	2.5%	3,243	3,148	3.0%	6,688	6,539	2.3%	67.3%	97.5%	98.1%	2,271	2,201
New York City	3	150	2,019	1,990	1.5%	877	978	(10.3%)	1,142	1,012	12.8%	56.6%	98.2%	99.5%	4,567	4,444
SE Florida [1]	2	729	6,068	5,983	1.4%	2,069	1,592	30.0%	3,999	4,391	(8.9%)	65.9%	96.3%	98.2%	2,881	2,787
Other Markets [2]	4	507	3,100	3,105	(0.2%)	1,040	928	12.1%	2,060	2,177	(5.4%)	66.5%	95.2%	97.3%	2,141	2,098
Total	21	5,600	$37,011	$36,672	0.9%	$11,496	$11,186	2.8%	$25,515	$25,486	0.1%	68.9%	96.2%	98.0%	$2,291	$2,227

2Q 2023 YTD v. 2Q 2022 YTD			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	2Q 2023 YTD	2Q 2022 YTD	Growth	2Q 2023 YTD	2Q 2022 YTD	Growth	2Q 2023 YTD	2Q 2022 YTD	Growth	2Q 2023 YTD	2Q 2023 YTD	2Q 2022 YTD	2Q 2023 YTD	2Q 2022 YTD
Boston	5	2,719	$31,800	$28,880	10.1%	$8,807	$8,553	3.0%	$22,993	$20,327	13.1%	72.3%	96.7%	98.0%	$2,016	$1,807
Chicago	7	1,495	19,618	18,240	7.6%	6,391	6,112	4.6%	13,227	12,128	9.1%	67.4%	97.8%	97.9%	2,236	2,078
New York City	3	150	4,009	3,483	15.1%	1,855	1,717	8.0%	2,154	1,766	22.0%	53.7%	98.9%	98.8%	4,505	3,917
SE Florida [1]	2	729	12,051	10,219	17.9%	3,661	2,865	27.8%	8,390	7,354	14.1%	69.6%	97.2%	98.9%	2,833	2,363
Other Markets [2]	4	507	6,205	5,917	4.9%	1,969	1,713	14.9%	4,236	4,204	0.8%	68.3%	96.2%	98.0%	2,119	1,985
Total	21	5,600	$73,683	$66,739	10.4%	$22,683	$20,960	8.2%	$51,000	$45,779	11.4%	69.2%	97.1%	98.1%	$2,259	$2,025

[1] Expenses, Net of Utility Reimbursements are elevated in Southeast Florida due primarily to real estate taxes following a substantial increase in the assessed value of Yacht Club at Brickell, located in Miami, Florida.

[2] Other Markets includes markets where Aimco owns a single Stabilized Operating Property: Denver, Colorado; Nashville, Tennessee; Atlanta, Georgia; and San Francisco, California.

Second Quarter 2023 Earnings Release and Supplemental Schedules | 20

Supplemental Schedule 7

Acquisitions, Dispositions, and Leased Communities

(dollars in millions) (square feet in millions) (unaudited)

As of June 30, 2023

2023 Dispositions
Alternative Investment Dispositions	Collateral Real Estate Location	Closing Date	Value Sold	Percent of Investment Sold
Parkmerced Mezzanine Investment [1]	San Francisco, CA	June	$33.5	20%
TOTAL Dispositions			$33.5

[1] Represents proceeds for the partial sale of the Parkmerced Mezzanine Investment. Aimco also received $4 million of pre-paid interest on the remaining 80% of the investment, for which the purchaser has the option of acquiring for an additional $134 million plus interest accruing at no less than 19% annually through May 2024. Separately, Aimco monetized its associated interest rate swaption for $54 million and invested the proceeds in a short-term treasury instrument as an ongoing hedge of the Parkmerced mezzanine loan investment.

In total, Aimco monetized $91.5 million of its Parkmerced mezzanine investments and, subject to the purchaser’s exercise of its option, may realize additional proceeds of approximately $156 million.

Second Quarter 2023 Earnings Release and Supplemental Schedules | 21

Supplemental Schedule 8

Net Asset Value Components

(dollars in millions) (unaudited)

Net Assets	2Q 2023
Annualized NOI for Stabilized Operating Properties [1]	$102.1
Annualized NOI for Other Real Estate [1][2]	7.7
Annualized NOI for unconsolidated real estate at AIV share [1]	2.0
Projected Annual NOI for Active Developments Projects upon stabilization [1][3]	55.3
Land, Planning and Entitlement Investment at cost [4]	163.5
Parkmerced Mezzanine Investment, net [5]	124.3
IQHQ and Real Estate Tech Fund investments [6]	65.6
Cash and cash equivalents	165.0
Restricted cash	27.4
Notes receivable	39.5
Fair value adjustment on fixed rate property debt & preferred equity	74.0

Net Liabilities
Non-recourse property debt, net [7]	$878.0
Construction loans, net [7]	201.6
Preferred equity interests	168.6
Investment remaining to complete active developments and redevelopments [3]	172.1
Amounts drawn on Aimco's revolving secured credit facility	-
Other liabilities, net	163.3

Common Stock, Partnership Units and Equivalents (in millions)
Total shares, units and dilutive share equivalents	157.2
Noncontrolling interests in real estate [8]

[1] Property NOI is presented at Aimco share and does not include property management fees of 3% of revenue.

[2] Other Real Estate includes 1001 Brickell Bay Drive, Aimco's class A office building located in the Brickell neighborhood of Miami, Florida and a 40-unit apartment community that Aimco's ownership includes a partnership share.

[3] See Supplemental Schedule 5 for additional details.

[4] Includes land purchased and held for future development or redevelopment. Not included in Aimco's land inventory is:

•
The value for any entitlements secured, or accretive planning investment, since acquisition. Aimco estimates this value to be at least $40 million; and
•
The Brickell Assemblage, which is currently improved with two operating assets included in the annualized NOI amounts above. Based on recent comparable sales, Aimco estimates the current value of the 4.25-acre waterfront assemblage to be $125 - $175 million higher than the value of the real estate based on a capitalization of current NOI calculation.

[5] Represents the remaining Mezzanine investment asset, net after the partial sale of the Parkmerced mezzanine loan. The purchaser that bought 20% of Aimco's investment in June 2023 has an option to purchase the remaining 80% for $134 million plus interest accruing at no less than 19% through May 2024.

[6] Investment value for IQHQ is based on the 2022 recapitalization value and the Real Estate Tech Funds are based on 2Q 2023 GAAP fair value.

[7] Amounts presented excluding deferred financing costs.

[8] Amounts presented at 100% ownership exclusive of noncontrolling interests. Aimco estimates this value to be $40 - $50 million.

Second Quarter 2023 Earnings Release and Supplemental Schedules | 22

Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

This Earnings Release and Supplemental Information include certain financial and operating measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Aimco’s definitions and calculations of these Non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These Non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

AIMCO OP: AIMCO OP, L.P., a Delaware limited partnership, is the operating partnership in Aimco’s UPREIT structure. Aimco owns approximately 92.5% of the legal interest in the common partnership units of the Aimco OP and 94.9% of the economic interest in the common partnership units of the Aimco OP.

AVERAGE REVENUE PER APARTMENT HOME: Represents Aimco average monthly rental and other property revenues, excluding utility cost reimbursements, divided by the number of occupied apartment homes as of the end of the period.

DIRECT CAPITAL INVESTMENT: Represents all items related to the planning, construction, and management of development and redevelopment projects paid to third party providers. Direct Capital Investment does not include real estate taxes, insurance, right of use lease payments, and certain costs capitalized in accordance with GAAP, such as financing costs and internal team time.

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION FOR REAL ESTATE (“EBITDAre”): Nareit defines EBITDAre as net income computed in accordance with GAAP, before interest expense, income taxes, depreciation and amortization expense, further adjusted for:

•
gains and losses on the dispositions of depreciated property;
•
impairment write-downs of depreciated property;
•
impairment write-downs of investments in unconsolidated partnerships caused by a decrease in the value of the depreciated property in such partnerships;
•
income recognized due to the modification of leased assets; and
•
adjustments to reflect the Aimco’s share of EBITDAre of investments in unconsolidated entities.

Aimco believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of Aimco’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry and facilitates comparison of credit strength between Aimco and other companies. Aimco presents EBITDAre on Supplemental Schedule 1 of this release.

Second Quarter 2023 Earnings Release and Supplemental Schedules | 23

ADJUSTED EBITDAre: Adjusted EBITDAre is defined by Aimco, and presented on Supplemental Schedule 1 of this release, as EBITDAre adjusted to exclude the effect of the following items for the reasons set forth below:

•
net income attributable to noncontrolling interests in consolidated real estate partnerships and EBITDAre adjustments attributable to noncontrolling interests;
•
the amount of unrealized gains recognized by Aimco on its interest rate options, to allow investors to compare a measure of Aimco’s earnings before the effects of Aimco’s capital structure and indebtedness with that of other companies in the real estate industry;
•
the amount of unrealized gains recognized in the second quarter 2022 by Aimco on its investment in IQHQ; and
•
the amount of interest income or loss recognized by Aimco related to the mezzanine loan made by Aimco to a partnership owning Parkmerced Apartments that was accrued but not paid during the quarter.

MEZZANINE INVESTMENTS: Aimco’s Mezzanine Investments includes a mezzanine loan inherited by Aimco from its predecessor. The loan was made to a partnership owning Parkmerced Apartments, located in southwest San Francisco, California, with an initial investment of $275 million. The balance of the loan, including accrued and unpaid interest, at June 30, 2023 was $388.8 million, net of non-cash impairment charges recognized in the fourth quarter 2022, the carrying value was $158.3 million. In June 2023, Aimco closed on the sale of a 20%, non-controlling interest in the mezzanine loan for $33.5 million with the purchaser having the option to purchase the remaining 80% for an additional $134 million plus interest accruing at no less than 19% annually through May 2024. The purchaser pre-paid $4 million of interest at the initial closing. Separately, Aimco monetized its associated interest rate swaption for $54 million and invested the proceeds in a short-term treasury instrument as an ongoing hedge of the Parkmerced mezzanine loan investment.

NET ASSET VALUE: Net Asset Value is calculated as the market value of a company's assets less its liabilities and obligations. Aimco estimates the value of its portfolio using methods management believes to be appropriate based on the characteristics of the item being valued.

NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.

OTHER EXPENSES, NET: Other expenses, net, generally consists of risk management activities related to Aimco’s unconsolidated partnerships and certain other corporate expenses.

OTHER LIABILITIES, NET: Other liabilities, net, as presented on Supplemental Schedule 8, Net Asset Value Components, generally consists of the land lease for Aimco's Upton Place development, accrued expenses, resident security deposits, accounts payable, and other general liabilities, net of interest rate options and other assets, excluding the fair value of Aimco's investments in IQHQ and real estate technology funds.

Other liabilities, net as of June 30, 2023, as presented in Supplemental Schedule 8, Net Asset Value Components, is calculated as follows (in millions):

Accrued Liabilities and Other (per Consolidated Balance Sheet)	$118.7
Lease liabilities - finance leases (per Consolidated Balance Sheet)	116.6
Other assets, net (per Consolidated Balance Sheet)	(128.6)
Interest Rate Options (per Consolidated Balance Sheet)	(9.0)
Total (per Consolidated Balance Sheet)	97.7

Reduction in assets (reported elsewhere on Schedule 8):
IQHQ and Real Estate Tech Funds	65.6

Other liabilities, net (per Schedule 8)	$163.3

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PREFERRED EQUITY INTERESTS: Preferred equity interests includes the redeemable non-controlling interests, as presented on Aimco's Balance Sheet in accordance with GAAP, related to third party investment interests.

PROPERTY NET OPERATING INCOME (NOI): NOI is defined by Aimco as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations, and financing arrangements. NOI is also considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to Aimco’s consolidated GAAP amounts are provided below.

Due to the diversity of its economic ownership interests in its apartment communities in the periods presented, Aimco evaluates the performance of the apartment communities in its segments using Property NOI, which represents the NOI for the apartment communities that Aimco consolidates and excludes apartment communities that it does not consolidate. Property NOI is defined as rental and other property revenue less property operating expenses. In its evaluation of community results, Aimco excludes utility cost reimbursement from rental and other property revenues and reflects such amount as a reduction of the related utility expense within property operating expenses. The following table presents the reconciliation of GAAP rental and other property revenue to the revenues before utility reimbursements and GAAP property operating expenses to expenses, net of utility reimbursements as presented on Supplemental Schedule 6.

Segment NOI Reconciliation	Three Months Ended (in thousands)
	June 30, 2023		June 30, 2022
Total Real Estate Operations	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements

Total (per consolidated statements of operations)	$45,674	$18,783	$50,697	$19,708

Adjustment: Stabilized Operating utilities reimbursement	(1,414)	(1,414)	(1,395)	(1,395)

Adjustment: Other Real Estate	(3,432)	(1,520)	(3,645)	1,138

Adjustment: Non-stabilized and other amounts not allocated [2]	(3,817)	(4,353)	(11,848)	(8,888)

Total Stabilized Operating (per Schedule 6)	$37,011	$11,496	$33,809	$10,563

Segment NOI Reconciliation	Six Months Ended (in thousands)
	June 30, 2023		June 30, 2022
Total Real Estate Operations	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements

Total (per consolidated statements of operations)	$89,942	$36,287	$100,691	$38,929

Adjustment: Utilities reimbursement	(3,031)	(3,031)	(2,985)	(2,985)

Adjustment: Other Real Estate	(7,129)	(2,712)	(8,000)	(2,577)

Adjustment: Non-stabilized and other amounts not allocated [2]	(6,099)	(7,861)	(22,967)	(12,407)

Total Stabilized Operating (per Schedule 6)	$73,683	$22,683	$66,739	$20,960

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[1] Approximately two-thirds of Aimco’s utility costs are reimbursed by residents. These reimbursements are included in rental and other property revenues on Aimco’s consolidated statements of operations prepared in accordance with GAAP. This adjustment represents the reclassification of utility reimbursements from revenues to property operating expenses for the purpose of evaluating segment results and as presented on Supplemental Schedule 6. Aimco also excludes the reimbursement amounts from the calculation of Average Revenue per Apartment Home throughout this Earnings Release and Supplemental Schedules.

[2] Properties not included in the Stabilized Operating Portfolio and other amounts not allocated includes operating results of properties not presented in the Stabilized Operation Portfolio as presented on Supplemental Schedule 6 during the periods shown, as well as property management and casualty expense, which are not included in property operating expenses, net of utility reimbursements in the Supplemental Schedule 6 presentation.

REAL ESTATE CLASSIFICATIONS: Aimco’s real estate portfolio is diversified by price point, geography, and opportunity. Aimco’s consolidated portfolio is classified into the following groups:

DEVELOPMENT and REDEVELOPMENT - OWNED: Includes apartment communities currently under construction or in pre-construction that have not achieved a stabilized level of operations and communities that have been completed in recent years that had not achieved and maintained stabilized operations for both the current and the comparable prior periods.

DEVELOPMENT and REDEVELOPMENT - LAND: Includes land parcels being held for potential future construction of real estate.

DEVELOPMENT and REDEVELOPMENT - LEASED: Includes communities leased from a third party currently under construction or in pre-construction that have not achieved a stabilized level of operations and communities that have been completed in recent years that had not achieved and maintained stabilized operations for both the current and the comparable prior periods.

STABILIZED OPERATING PROPERTIES: Apartment communities that (a) are owned and asset managed by Aimco, (b) had reached a stabilized level of operations as of January 1, 2022 and maintained it throughout the current and the comparable prior periods, and (c) are not expected to be sold within 12 months.

OTHER REAL ESTATE: Includes Aimco’s commercial office building and a 40-unit apartment community that Aimco's ownership includes a partnership share.

ASSETS HELD FOR SALE: Includes those assets, if any, that as of the last day of the quarter being reported, were under contract, with non-refundable deposits.

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